Exhibit 99.1


      Healthaxis Announces Third Quarter 2003 Financial Results;
           Revenues up 10 Percent from Third Quarter 2002;
         Operating Expenses down 13 Percent; EBITDA Positive

     IRVING, Texas--(BUSINESS WIRE)--Nov. 4, 2003--Healthaxis Inc. (Nasdaq:HAXS), an innovative provider of technology enhanced business process services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for commercial and government health benefit administrators and health insurance payers, reported financial results today for the three and the nine months ended September 30, 2003.

    Third Quarter 2003 and Nine Months Highlights(a)

    -- Revenues for the quarter were $5.4 million. This is a 10 percent increase compared to revenues of $4.9 million for third quarter of 2002. For the first nine months of 2003, revenues were $16.1 million, a 9 percent improvement compared to $14.7 million for the first nine months of 2002.

    -- Third quarter and nine month GAAP operating expenses were 13 percent lower than the respective periods of 2002. GAAP operating expenses were $6.1 million for the third quarter and $19.2 million for the first nine months. General and administrative expenses declined $338,000 to approximately $800,000 for the third quarter year-over-year, and declined $195,000 to $2.6 million for the first nine months of the year compared to the first nine months of 2002. The continued decline in operating expenses was due to cost controls put in place during both 2002 and 2003.

    -- Cash operating expenses totaled $5.3 million for the third quarter of 2003, down approximately 12 percent from $6.0 million for the same period last year. Cash expenses were 14 percent lower at $16.5 million for the first nine months of 2003 compared to $19.1 million for the same period a year ago. Depreciation and amortization declined 22 percent from $648,000 to $506,000 for the third quarter of 2003 compared to 2002 and were down 23 percent for the first nine months of 2003 compared to 2002.

    -- EBITDA (defined as revenue less cash operating expenses) was $41,000 for the third quarter of 2003, compared to an EBITDA loss of $1.2 million for the same quarter of 2002. The EBITDA loss for the first nine months of 2003 was $465,000, down from a $4.4 million EBITDA loss for the same period last year. Improved revenues and lower expenses in 2003 provided the improved results for both comparative periods.

    -- The GAAP loss from continuing operations for the 2003 third quarter was $794,000 compared to a profit of $14.1 million in the third quarter of 2002. As previously reported, the third quarter of 2002 included a one-time gain of $16.4 million created by the exchange of long-term debt for preferred stock and cash. Subtracting the one-time gain from the third quarter 2002 profit of $14.1 million results in a non-GAAP loss of $2.2 million from continuing operations for that period.

    -- The net loss for the 2003 third quarter was $794,000, or ($0.22) per share, compared to a $14.2 million profit, or $2.63 per share in the third quarter of 2002, which included the one-time gain. Without the one time gain, the third quarter of 2002 would have reflected a loss of $2.2 million, or ($0.43) per share. The net loss for the first nine months of 2003 was $3.1 million, compared to a net loss of $722,000 for the first nine months of 2002, including the one-time gain. Without the gain, the 2002 net loss for the first nine months would have been $17.1 million, or ($3.21) per share.

    -- Cash at September 30, 2003 totaled $8.4 million, compared to $10.3 million at the end of the second quarter. The major uses of cash were dividend payments to the shareholders of the Series A Convertible Preferred Stock and the $500,000 initial payment to UICI for the repurchase of Healthaxis securities.

    -- During the third quarter of 2003, the company announced the approval of its continued listing on the NASDAQ SmallCap
        Market. The company effected a 1 for 10 reverse stock split during the quarter.

    -- As also previously announced, the company repurchased all of its outstanding securities held by UICI on September 30, 2003, which included 48.3 percent of the company's outstanding common stock.

    -- During the third quarter of 2003, the company achieved several significant sales. Healthaxis entered into a series of long-term contracts with AAG Benefit Plan Administrators, and one of its major clients, for a full suite of ASP and BPO service solutions through the year 2009. The company also signed a three-year contract with Magellan Behavioral Health for claims software and BPO services. Another large third-party administrator committed to enter into a contract for the company's claims software and business process services.

    -- During the quarter, Affiliated Computer Services (ACS) notified Healthaxis that the Georgia Department of Community Health had terminated portions of its contract with ACS, which included the work subcontracted to Healthaxis. As a result, ACS requested that Healthaxis cease work on this project. Healthaxis is entitled to payment for all services rendered through the date of project cessation, according to the terms of its subcontract with ACS. Accordingly, in the third quarter, the company recognized $550,000 of revenue that had been previously deferred in accordance with the completed contract method of accounting. In the fourth quarter of 2003, the company expects to bill ACS an additional amount for work completed. This amount cannot be estimated at this time.

    -- With regard to the State of Washington Health Care Authority contract, during the third quarter the company elected to assign significant additional resources to the project. As previously disclosed, the company uses the percentage of completion method of accounting for this contract. Due to the uncertainty of the percentage profit in the contract, the company had previously recognized revenue only to the extent that it had incurred costs. The Company now believes that, with the application of additional resources, its costs will exceed revenue by approximately $128,000 under the fixed fee arrangement with the State. The Company recorded this estimated loss in the third quarter. In accordance with contract accounting rules, the Company has unbilled receivables for this project totaling $961,000 at September 30, 2003.

    Commenting on the results for the third quarter and the first nine months of 2003, James McLane, the company's chairman and CEO, said:
"Our results for the first nine months of this year represent the success of our efforts to improve efficiency in the delivery of services to our customers, while moving the company into markets positioned for future growth. We are very focused on becoming a market leading, technology enabled business process services company for health benefit administrators and health insurance payers. We are taking steps to expand our services and capabilities surrounding the payment of a health insurance claim."
    Continuing, McLane said: "We continue to demonstrate the value of our platforms and services in terms of cost savings and service improvement to our customers and prospects, as demonstrated by the three major commitments during the quarter. These agreements represent the increased focus of the company on the services element we offer, which are based on our proprietary software platforms. Our flexibility in matching our technology and service capabilities to meet specific customer's needs allows us to add value in targeted ways to maximize our customers' return on capital and people."
    Finally, Mr. McLane said: "While we continue to show year-over-year improvement in our operations and profitability, future improvements will continue to be affected by the timing and delivery of some of our large contracts, and, as is customary in our business, our customers' schedules and transaction volumes. As pointed out in the second quarter, revenue and profit recognition are dependent upon satisfactory contract completion and achievement of expected profitability targets in the contracts. We do expect the potential for expansion of our BPO services volume, the operating efficiency continually being imbedded in our operating infrastructure, and our focus on strategic initiatives which expand the company's scale and scope in business process services to enhance our future prospects."

(a) The financial results reported in this release contain both measures of GAAP and Non-GAAP financial information, as defined in Regulation G adopted by the Securities and Exchange Commission. Accordingly, all such non-GAAP financial measures that are presented are also set forth on the tables attached to this press release and are both compared to, and reconciled with, the most directly comparable financial measure calculated and presented in accordance with GAAP. Management believes that these non-GAAP financial measures are useful in monitoring basic cash flow generated and used in the company's core operating activities, and in monitoring the effects of changes made by management in the Company's operations across different time periods. These non-GAAP factors alone are insufficient to measure all of the company's operating characteristics and should be used in conjunction with GAAP measures to evaluate total operating performance.

    Healthaxis management will host a conference call on Wednesday, November 5, 2003 to review results and answer questions. The conference call will be held at 1:00 P.M. Central Time. Investors wishing to participate should call 888-280-8771 and request the Healthaxis Third Quarter Earnings Call. Please plan on calling in at least 10 minutes prior to the scheduled start.
    A replay will be available, beginning approximately 2 hours after the live call is completed, until November 18, 2003 at 888-509-0081.
    A Webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through the company's Website www.healthaxis.com or CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.

    About Healthaxis Inc.

    Healthaxis (Nasdaq:HAXS) provides to health benefit administration companies technology enhanced solutions to reduce their administrative costs, enhance their customer service and improve their profitability. These HIPAA compliant Business Process Outsourcing (BPO) services include a range of outsourced claim flow solutions beginning with full front-end services, such as imaging and data capture, through ASP based claims and administration systems that streamline claims processing. For information on Healthaxis products and services, call
(800) 519-0679 or visit www.healthaxis.com. For investor information, call (972) 458-8000.

    Forward-looking statements:

    Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our Form 10-K for the year ended December 31, 2002. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.


Healthaxis Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data) (Unaudited)

                              Three Months Ended    Nine Months Ended
                                September 30,          September 30,
                                 2003       2002       2003      2002
                            ---------- ---------- --------------------
Revenue                        $5,352     $4,850    $16,066   $14,730
Expenses:
 Cost of revenues               4,797      4,926     14,869    16,373
 Sales and marketing              224        617        762     1,626
 General and administrative       804      1,142      2,550     2,745
 Research and development           -         78         30       318
 Amortization of Intangibles      324        323        972       976
                            ---------- ---------- --------------------
Total operating expenses        6,149      7,086     19,183    22,038
                            ---------- ---------- --------------------
Operating loss                   (797)    (2,236)    (3,117)   (7,308)
Gain on extinguishment of
 debt                               -     16,388          -    16,388
Interest and other income
 (expense), net                     3         (8)        17      (414)
                            ---------- ---------- --------------------
Income (loss) from
 continuing operations           (794)    14,144     (3,100)    8,666
Loss on disposal of
 discontinued operations            -          -          -    (3,564)
Gain from discontinued
 operations (a)                     -         34          -       850
                            ---------- ---------- --------------------
Net income (loss) before
 cumulative effect of
 accounting change               (794)    14,178     (3,100)    5,952
Cumulative effect of
 accounting change                  -          -          -    (6,674)
                            ---------- ---------- --------------------
Net income (loss)               $(794)   $14,178    $(3,100)    $(722)
                            ========== ========== ====================

Income (loss) per share of
 common stock (basic)
   Continuing operations       $(0.22)     $2.62     $(0.69)    $1.60
   Discontinued operations         $-       0.01         $-    $(0.51)
  Cumulative effect charge         $-         $-         $-    $(1.24)
                            ---------- ---------- --------------------
Net income (loss) per share
 of common stock               $(0.22)     $2.63     $(0.69)   $(0.15)
                            ========== ========== ====================

Income (loss) per share of
 common stock (diluted)
   Continuing operations       $(0.22)     $2.34     $(0.69)    $1.55
   Discontinued operations         $-      $0.01         $-    $(0.47)
  Cumulative effect charge         $-         $-         $-    $(1.15)
                            ---------- ---------- --------------------
Net income (loss) per share
 of common stock               $(0.22)     $2.35     $(0.69)   $(0.07)
                            ========== ========== ====================

Weighted average common
 shares used in computing
 income (loss) per share
     Basic                  5,325,794  5,365,812  5,350,373 5,359,230
     Diluted                5,325,794  6,062,381  5,350,373 5,796,674

(a) As of the second quarter of 2002, the Company began reporting its historical results of operations from the terminated UICI Technical Services Agreement as a net amount in "Gain from discontinued operations"


Healthaxis Inc. and Subsidiaries
Consolidated Statements of Operations
GAAP / Non-GAAP Comparison and Reconciliation
(In thousands, except share and per share data) (Unaudited)

                              Three Months Ended    Nine Months Ended
                                 September 30,        September 30,
                                 2003       2002        2003     2002
                            ----------  --------- ----------- --------
Revenue                        $5,352     $4,850     $16,066  $14,730
Expenses:
     Cost of revenues           4,304      4,298      13,268   13,512
     Sales and marketing          217        583         740    1,503
     General and
      administrative              790      1,086       2,501    3,835
     Research and
      development                   -         61          22      288
                            ----------  --------- ----------- --------
Cash operating expenses         5,311      6,028      16,531   19,138
                            ----------  --------- ----------- --------
Non-cash operating expenses:
     Operating depreciation
      & amortization              506        648       1,654    2,153
     Stock based
      compensation                  8         87          26      401
     Amortization of
      acquisition
      intangibles                 324        323         972      976
     Severance expenses             -          -           -   (1,345)
     Restructuring and
      impairment charges            -          -           -      715
                            ----------  --------- ----------- --------
Total GAAP operating
 expenses                       6,149      7,086      19,183   22,038
                            ----------  --------- ----------- --------

EBITDA (Revenue less cash
 operating expenses)               41     (1,178)       (465)  (4,408)
                            ----------  --------- ----------- --------

GAAP operating loss (EBITDA
 less non-cash operating
 expenses)                       (797)    (2,236)     (3,117)  (7,308)
                            ----------  --------- ----------- --------
Gain on extinguishment of
 debt                               -     16,388               16,388
Interest and other income
 (expense), net                     3         (8)         17     (414)
                            ----------  --------- ----------- --------
Income (loss) from
 continuing operations           (794)    14,144      (3,100)   8,666
Loss on disposal of
 discontinued operations            -          -           -   (3,564)
Gain from discontinued
 operations                         -         34           -      850
                            ----------  --------- ----------- --------
Net income (loss) before
 cumulative effect of
 accounting change               (794)    14,178      (3,100)   5,952
Cumulative effect of
 accounting change                  -          -           -   (6,674)
                            ----------  --------- ----------- --------
Net income (loss)               $(794)   $14,178     $(3,100)   $(722)
                            ==========  ========= =========== ========


Healthaxis Inc. and Subsidiaries
Unaudited Consolidated Condensed Balance Sheets
(In thousands)(Unaudited)

                                       September 30,      December 31,
                                            2003              2002
Assets
Cash and cash equivalents                    $8,350           $11,380
Accounts receivable, net                      3,349             3,346
Other current assets                          1,809             1,171
                                     ---------------  ----------------
                                             13,508            15,897
Property & Equipment, net                     1,293             1,462
Goodwill                                     11,276            11,276
Other assets                                  3,486             5,022
                                     ---------------  ----------------
Total assets                                $29,563           $33,657
                                     ===============  ================

Liabilities and stockholders' equity
Current liabilities                          $4,414            $3,998
Long-term debt                                2,877                 -
Other long-term liabilities                   2,265             2,051
Stockholders' equity                         20,007            27,608
                                     ---------------  ----------------
Total liabilities and stockholders'
 equity                                     $29,563           $33,657
                                     ===============  ================

    CONTACT: Halliburton Investor Relations
             Investor Contact
             Matt Kreps, 972-458-8000
             mkreps@halliburtonir.com